Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
                            Facsimile (415) 217-5333
                              Internet www.phjw.com


                                 July 22, 1999

(415) 835-1600
27346.82719


PROFESSIONALLY MANAGED PORTFOLIOS
915 Broadway, Suite 1605
New York, New York 10010

      Re: Avondale Hester Total Return Fund
          Harris Bretall Sullivan & Smith Growth Equity Fund
          Hodges Fund
          Osterweis Fund
          The Perkins Discovery Fund
          The Perkins Opportunity Fund
          Pro-Conscience Women's Equity Mutual Fund

Ladies and Gentlemen:

     We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments 73, 74, 75, 76, 77, and 78 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendments") and relating to the issuance by the Trust of an indefinite number of no-par value shares of beneficial interest (the "Shares") of seven series of the Trust: Avondale Hester Total Return Fund, Harris Bretall Sullivan & Smith Growth Equity Fund, Hodges Fund, Osterweis Fund, The Perkins Discovery Fund, The Perkins Opportunity Fund, and Pro-Conscience Women's Equity Mutual Fund (each a "Fund," and collectively, the "Funds").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:
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Professionally Managed Portfolios
July 22, 1999
Page 2


     (a)  the Trust's  Agreement  and  Declaration  of Trust dated  February 17,
          1987, as filed with the Massachusetts Secretary of State (the "Secretary of State") on February 24, 1987, as amended on May 20, 1988, as filed with the Secretary of State on September 16, 1988, and as amended on April 12, 1991, as filed with the Secretary of State on May 31, 1991 (as so amended, the "Declaration of Trust"), certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (b) the Bylaws of the Trust certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (c) resolutions of the Trustees of the Trust adopted at meetings on: June 11, 1991 for the Avondale Hester Total Return Fund; April 28, 1992 for the Hodges Fund; October 27, 1982 for The Perkins Opportunity Fund; June 8, 1993 for the Osterweis Fund and the Pro-Conscience Women's Equity Mutual Fund; November 17, 1995 for the Harris Bretall Sullivan & Smith Growth Equity Fund; and on August 29, 1996 for The Perkins Discovery Fund; authorizing the establishment of each of the Funds and the issuance of its respective Shares.

     (d)  the Post-Effective Amendments; and

     (e) a certificate of an officer of the Trust concerning certain factual matters relevant to this opinion.

     In rendering our opinion below, we have not conducted an independent examination of the books and records of the Trust for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

     Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Massachusetts. We are not licensed to practice law in the State of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in the Annotated Laws of Massachusetts (Lawyers CoOperative 1987 and Supp. 1996) as updated on Westlaw through July 20, 1999. We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the
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Professionally Managed Portfolios
July 22, 1999
Page 3


per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendments and in accordance with the Trust's Agreement and Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, (iii) all applicable securities laws will be complied with, then it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you solely in connection with the Post-Effective Amendments and is solely for your benefit. We hereby consent to the use of this opinion in connection with the Post-Effective Amendments. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after July 22, 1999.


                                       Sincerely yours,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP